EXHIBIT 23.02



                       Independent Auditors' Consent


The Board of Directors
Hollinger International Inc.


We consent to incorporation by reference in the registration statement on Form S-3 of Hollinger International Inc. of our report dated February 28, 1997, relating to the consolidated balance sheets of Hollinger International Inc. as of December 31, 1996, and the related consolidated statements of operaitons, stockholders' equity and cash flows for each of the three-years ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Hollinger International Inc.

                                         /s/KPMG Peat Marwick LLP

Chicago, Illinois
September 8, 1997